Exhibit 99.1

September 19, 2016

Dear Venaxis Shareholders:
On behalf of the Venaxis Board of Directors, I would like to take this opportunity to provide further information regarding our decision to acquire a controlling interest in BiOptix Diagnostics, Inc., including how Venaxis intends to execute on the BiOptix opportunity and return long-term value to all of our shareholders.  I will also take this opportunity to respond to the recent Schedule 13D filings made with the SEC by Mr. Barry Honig.
On investor calls over the past twelve to eighteen months, I have described the process employed by the Venaxis Board and management to evaluate potential merger and/or acquisition opportunities.  Our focus has been primarily on companies in the life science space with commercial stage products and services in which we could leverage our assets to maximize long-term value for the Venaxis shareholders. We have further focused on opportunities where the Venaxis capital and public company listing status would also potentially lead to significant value inflection.  Our goal during this process was to evaluate as many high quality opportunities meeting our criteria as possible while conserving cash.   During this process we extensively interviewed dozens of companies, negotiated with a number of promising targets, and conducted diligence on several companies, including BiOptix.
The decision to ultimately acquire BiOptix represented our assessment, after diligence was completed, that the acquisition of BiOptix, including its commercial stage products, represented, in the view of the Board and management, the best opportunity available to Venaxis to create value for our shareholders.  Let me explain why.  First, the market for label-free instrumentation for drug discovery is large and growing, with multiple potential customers, including pharmaceutical companies, life science companies, academic research institutions and contract research organizations.   While we certainly recognize that there are large competitors in this estimated $1 billion market, we believe there is room for BiOptix, which has developed a product with significant performance and cost advantages.  As a smaller company in the space, BiOptix has a significant opportunity to differentiate itself through its science and technical support.  Second, our interviews with BiOptix customers and pipeline prospects, conducted as part of our diligence process, reflected their delight with the BiOptix product, team and approach to the market.  Third, our technical diligence on the BiOptix 404pi product reflected a highly credible team, which has developed a solid product platform using technology which is scalable to future high value products.  Finally, the main things BiOptix was missing were the resources needed to fully launch their product and to provide services in the field required to sell and service the 404pi product, and management with proven commercial experience.   It was our assessment of the BiOptix commercial plan that a relatively modest investment in commercialization of the 404pi product could create significant momentum for this commercial stage company.

Another major factor the Venaxis Board considered in choosing the BiOptix acquisition was the significant value received for the consideration paid, which was approximately 14% of current Venaxis outstanding stock. No cash was needed to be used in the execution of this transaction.  We believe this provides tremendous value, particularly considering that over $20 million was previously invested to develop the 404pi instrument and bring the product to market.   With no regulatory barriers, such as FDA approval requirements, needed to market the 404pi, our funds will be deployed to grow sales, improve the product and develop next generation systems.  We believe the investment in commercialization will result in a potentially significant return to our shareholders.
Let me now address the accusations made by Mr. Honig in his recent Schedule 13D filings:
1.	Mr. Honig asserts that the BiOptix transaction was an "inside job" which we executed quickly and with limited diligence.
As mentioned earlier, Venaxis evaluated many companies before choosing BiOptix.  Our first significant meeting with BiOptix was in April 2016 and we carefully conducted diligence on BiOptix (and other companies) after that.  While Mr. Jeffrey Peierls, who is a long-term investor in Venaxis with minimal holdings and a larger investor in BiOptix, made the initial introduction, Venaxis evaluated the business and made the decision to acquire BiOptix separate of any influence by Mr. Peierls.  As stated in the attached letter, he fervently objects to the unfounded accusations of Mr. Honig.
2.	Mr. Honig asserts that the decision to acquire BiOptix was made to entrench the Venaxis management team and Board.
While many of the opportunities we evaluated did involve potential transactions where the Venaxis management and Board would not have been in control after the transaction, we did not select the BiOptix transaction to entrench the Venaxis Board and management team.  Instead, we believe it is an advantage to the combined company that the skills and experience of our management team and Board provide additional assets to the combined company.  We were willing to, and did, consider potential transactions where such control would not have been present, the Strand transaction (which was announced but ultimately terminated) is an example.  During our evaluation process, Mr. Honig brought to my attention several companies which fell into this category, including some where he owned a stake or had a relationship with the potential target.  As Mr. Honig is well aware, we were open to looking at companies he brought forward and we met with the management teams and conducted preliminary diligence on two of these companies during the process.  After our process, we determined that the BiOptix transaction, which can use the skills of the current management team and Board of Venaxis to complement and enhance the BiOptix team, coupled with the value acquired for the consideration paid, and the ability to deploy our capital and public company experience in a large potential market for a commercial-ready product created potential long-term value for all of our shareholders.  As I mentioned in the investor call on September 14, 2016, our Nominating and Corporate Governance Committee of the Board is evaluating the skills, qualifications and experience of one or more of the legacy BiOptix directors, and we may add to our Board to further enhance the experience and background of our Board members in the relevant industries.

3.	Mr. Honig asserts that I withheld "negative information" about BiOptix from the Venaxis Board.
This is not an accurate statement.  My obligation as CEO is to keep our Board informed of all relevant information and I have consistently done so as the CEO of Venaxis.  Mr. Honig has no grounds to impugn my personal integrity and our management team has consistently provided, and our Board has consistently been vigilant in gathering, all relevant facts before making decisions in the exercise of their fiduciary duties for the good of all Venaxis shareholders.
I find it unfortunate that Mr. Honig has decided to take an adversarial course of action against Venaxis.  Since he became a significant shareholder in the spring of 2016, I have met with and spoken with him on many occasions and have been open to his thoughts and ideas.  When he determined that he wanted to propose a new slate of directors recently, I told him that any shareholder could, of course, follow the Board-approved process to propose Board candidates.  The Venaxis Nominating and Corporate Governance Committee is evaluating the candidates he has proposed.   Again, the Board is committed to serving as fiduciaries for all of the shareholders of Venaxis.

In closing, we are excited about moving forward and building value for the Venaxis shareholders by developing and growing the exciting BiOptix opportunity.   I sincerely request your support as we move forward.

Very best regards……

 Stephen Lundy
Stephen Lundy
 President and Chief Executive Officer

E. Jeffrey Peierls
73 South Holman Way
 Golden, CO 80401
September 15, 2016

Stephen T. Lundy
Chief Executive Officer
Venaxis, Inc.
1585 South Perry Street
 Castle Rock, CO 80104
Re: Barry Honig's scurrilous letter of September 14th
Dear Stephen:
A friend spotted Mr. Honig's Schedule 13D/A filing this afternoon. I was shocked to see what I consider defamatory allegations that he made against you and the rest of management. And I strongly resent the implication by him that I somehow colluded with you to protect your jobs.  I'm sure that you are aware that Honig's call for a special meeting was never mentioned to me. During our negotiations over the BiOptix acquisition, I did hear that Honig was acquiring a significant ownership in Venaxis stock, and that he was urging Venaxis to enter into transactions that the Board determined were not in the best interest of the company's shareholders.  I did not realize, however, that he was a person who would launch a personal attack against you when you turned down his proposals.
Mr. Honig has implied that my ownership in Venaxis stock created the perception that the BiOptix acquisition was not done on an arms' length basis. To the contrary, my beneficial ownership, including a modest number of out-of-the-money warrants was in the range of 3% to 4% of Venaxis' outstanding shares before the acquisition. That was apparently far less than his ownership when he was pushing his proposals.
If Venaxis shareholders contact you, you might wish to mention my strong preference to receive Venaxis shares for my ownership in BiOptix during our negotiations, rather than being cashed out. I strongly disagree with Mr. Honig's allegations regarding the value of BiOptix' business. I feel that the combination of BiOptix' technology and Venaxis' resources has the potential to make the shares of Venaxis that I received considerably more valuable over a reasonable period of time.
Please accept my sympathy for being attacked so unfairly. And my best wishes as you build a successful business.
Best regards,
Jeff